Exhibit 11


                      W.W. Grainger, Inc. and Subsidiaries
         COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE

                                             Nine Months Ended September 30,
                                             -------------------------------
                                                  1996               1995
                                                  ----               ----
Average number of shares outstanding
 during the period .....................        50,980,853         50,799,957
Common equivalent shares:
 Shares issuable under outstanding options
  which are dilutive ...................         1,533,317          1,225,419
 Shares which could have been purchased
  based upon the average market value for
  the period ...........................         1,112,806            813,606
                                                ----------        -----------
                                                   420,511            411,813

Dilutive effect of exercised options
 prior to being exercised ..............            16,462              8,519
                                                ----------        -----------

                                                   436,973            420,332
                                                ----------        -----------

Weighted average number of common
 and common equivalent shares outstanding       51,417,826         51,220,289
                                               ===========        ===========
Net earnings ...........................      $151,943,000       $135,488,000
                                              ============       ============

Net earnings per common and common
 equivalent share ......................          $   2.96           $   2.65
                                                ==========        ===========


Three months ended September 30:

Nine months ended September 30, from above        $   2.96           $   2.65

Six months ended June 30,
 as previously reported ................              1.94               1.69
                                                ----------        -----------

Net earnings per common and common equivalent
 share for the three months ended September 30    $   1.02           $   0.96
                                                ==========        ===========


Note:The effect on earnings per common and common equivalent share, under a fully diluted computation, is immaterial.

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